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                                  EXHIBIT 11.1
                           PATIENT INFOSYSTEMS, INC.
                       COMPUTATION OF EARNINGS PER SHARE



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                                                                  PERIOD FROM
                                                               FEBRUARY 22, 1995
                                           PERIOD FROM             (DATE OF                             PERIOD FROM
                                        FEBRUARY 22, 1995       INCORPORATION)                       FEBRUARY 22, 1995
                                            (DATE OF           TO JUNE 30, 1995       SIX MONTH          (DATE OF
                                         INCORPORATION)      ---------------------  PERIOD ENDED      INCORPORATION)
                                      TO DECEMBER 31, 1995                          JUNE 30, 1996    TO JUNE 30, 1996
                                      ---------------------       (UNAUDITED)       -------------  ---------------------
Net loss............................     $    (1,116,652)       $      (271,662)    $  (1,279,907)    $    (2,396,559)
                                      ---------------------  ---------------------  -------------  ---------------------
                                      ---------------------  ---------------------  -------------  ---------------------
Weighted average Common Stock
 outstanding........................           5,004,000              5,004,000         5,004,000           5,004,000
Weighted average Series A
 Convertible Preferred Stock
 outstanding........................             720,000                     --         1,800,000           1,800,000
Weighted average Series B
 Convertible Preferresd Stock
 outstanding........................                  --                     --           100,000             100,000
Staff Accounting Bulletin Common
 Stock Equivalents:
  Series A Convertible Preferred
   Stock issued August and September
   1995, calculated using the
   treasury stock method at $10.00
   per share........................             972,000              1,620,000                --                  --
  Series B Convertible Preferred
   Stock issued May and June 1996,
   calculated using the treasury
   stock method at $10.00 per
   share............................             300,000                300,000           250,000             250,000
  Dilutive effect of stock options
   granted in the twelve months
   preceding the offering,
   calculated using the treasury
   stock method at $10.00 per
   share............................           1,190,740              1,190,740         1,190,740           1,190,740
                                      ---------------------  ---------------------  -------------  ---------------------
  Number of shares to be used in
   calculation......................           8,186,740              8,114,740         8,344,740           8,344,740
                                      ---------------------  ---------------------  -------------  ---------------------
                                      ---------------------  ---------------------  -------------  ---------------------
  Loss per common share.............     $         (0.14)       $         (0.03)    $       (0.15)    $         (0.29)
                                      ---------------------  ---------------------  -------------  ---------------------
                                      ---------------------  ---------------------  -------------  ---------------------
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